EXHIBIT 23.1

To the Board of Directors and Stockholders of

Hour Loop, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 27, 2021, except for Note 14, as to which the date is December 15, 2021, with respect to the consolidated financial statements of Hour Loop, Inc., for the years ended December 31, 2020 and 2019 in this Registration Statement on Form S-1 of Hour Loop, Inc. and the related Prospectus of Hour Loop, Inc. filed with the Securities and Exchange Commission.

TPS Thayer, LLC

Sugar Land, Texas

December 15, 2021